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                                                                    EXHIBIT 4.13

 LIST OF SHAREHOLDERS EXECUTING SHAREHOLDER AGREEMENT (FILED AS EXHIBIT 4.12)


The following shareholders of Coda Energy, Inc. common stock, par value $.01, executed the shareholders agreement. These shareholders represent all the shareholders of Coda, except for Joint Energy Development Investments Limited Partnership.

Randell A. Bodenhamer
Joe I. Callaway
J. David Choisser
J. W. Freeman
Roy Harney
Grant W. Henderson
Jarvis A. Hensley
Chris A. Jackson
Jarl P. Johnson
Douglas H. Miller
Gary M. Nelson
Gary R. Scoggins
Claude A. Seaman
J. W. Spencer, III
Scott E. Studdard